S&P Global
55 Water Street
New York, NY 10041

October 3, 2016

Ewout Steenbergen
205 East 85th Street, Apt 1 7D New York, NY 10028

Dear Ewout,

Congratulations on your new position as Executive Vice President and Chief Financial Officer for S&P Global. We are delighted to have you on board and know you will be a great addition to our team. Your actual start date will be agreed upon at a later time, based on the notice period with your current employer. In this position, you will be reporting to Douglas Peterson, Chief Executive Officer of S&P Global. You will be paid $31,250.00 (semi-monthly) based on an annualized salary of $750,000.00, less any required deductions. This position is Fair Labor Standards Act (FLSA) exempt and therefore not eligible for overtime pay.

As approved by the Compensation and Leadership Development Committee of the Board of Directors:

•	Starting in 2017, and each year thereafter, you will be eligible to participate in the S&P Global Key Executive Short-Term Incentive Compensation Plan with a target incentive opportunity of
$1,000,000.00, less applicable deductions. Actual payment under the Plan, if any, will be based on the degree of achievement of the established company and/or business unit objective(s) and your individual performance and contribution. Awards may be more or less than the communicated target and subject to your manager's assessment of your performance. Please note that target opportunities and eligibility are not commitments to pay any award as all payments under the plan are discretionary in accordance with the terms and conditions of the plan and on terms no less favorable than those provided to the Company's senior executives. To receive a payment, you must be an employee in good standing and be employed by S&P Global, or any of its business units, on the Plan payout date except as otherwise provided in the plan.

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You will be entitled to participate in all compensation and benefit plans of the Company in the same manner and on terms no less favorable than those provided to the Company's senior executive officers. Please note that as with all of its compensation and benefit plans, the Company reserves the right to amend and terminate bonus programs in its discretion.

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You will also be eligible to participate in the S&P Global Long Term Stock Incentive Program as it may be amended and exist from time to time. The design of the 2017 Long-Term program will be determined by the

S&P Global
55 Water Street
New York, NY 10041

Compensation and Leadership Development Committee in early 2017. Under this program, for 2017, you will receive a long-term incentive opportunity of $1,800,000. These stock-based awards are expected to be made on April 1 , 2017 and details will be provided in your grant documents. Your participation in the S&P Global Long Term Stock Incentive Plan will be on terms no less favorable than those provided to the Company's senior executive officers.

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You will also receive a one-time cash signing bonus of $500,000.00, less any applicable deductions, payable within 90 days of your start date. If within 1 2 months of your start date, you voluntarily separate (other than due to significant adverse changes to your employment conditions caused by the Company) from S&P Global, you agree to full restitution of this payment, less applicable deductions, to S&P Global.

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You will also receive a one-time cash payment of $1,000,000.00, less any applicable deductions, no later than March 1 5, 2017, as consideration for the expected 2016 bonus that you will forfeit from your current employer.

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You will receive a one-time Restricted Stock Unit (RSU) Award with a value of $2,250,000 in recognition of current unvested equity awards with your current employer. This award will vest over a three year period with 1/3 of the award vesting on the first, second, and third anniversary of the award. Dividend equivalents will be accrued during the award period and will be paid in cash, along with vested shares. The equity grant will be made within 60 days of your employment start date, and will be subject to the terms and conditions set forth in the associated award agreements.

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You will also receive a one-time Performance Share Unit (PSU) Award with a value of $2,000,000 on the first of the month following your start date (or on the next business day if the first falls on a weekend). If the award is made in 2016, this three-year PSU award will vest three years from the start date based on the achievement of the established Earnings Per Share (EPS) goals for the 2016 S&P Global PSUs. Any payout earned under an award granted in 2016 will be made within 60 days of the vesting date. If the award is made in 2017, this three-year PSU award will vest at the end of 2019 based on the achievement of the established EPS goals for the 2017 S&P Global PSUs. Any payout earned under an award granted in 2017 will be made by March 1 5, 2020. The fair market value (the closing price) on the grant date will determine the number of shares you receive under your PSU award (i.e., the U.S. Dollar value of the award divided by the fair market value per share).

•	In addition to the standard benefits, you will be eligible for the following perquisites: o Annual Executive Physical Program

◦	First Class air travel

◦	Tax counseling and return preparation

S&P Global
55 Water Street
New York, NY 10041

You will be eligible to receive all benefits routinely made available to all S&P Global employees at the levels in which senior executives participate. Also, you are subject to all eligible policies of S&P Global. You must enroll in all benefit plans within your first thirty days, and benefit coverage is retroactive to your hire date. Please click here to review information regarding the benefits available to employees of S&P Global.

You will be eligible to accrue four weeks of vacation in accordance with the terms of the Company's current vacation policy applicable to senior executives. Your vacation during the first year will be pro rated based on your hire date.

The Company reserves the right to forfeit, recover or delay payment of awards pending the outcome of disciplinary procedures or investigations to matters that could be considered grounds for termination of employment or pay recovery as stated by the Pay Recovery Policy. Both short term and long-term performance awards are subject to claw backs. The recovery period starts at the beginning of each performance year (or upon hire) plus 24 months following the same performance period. You will be subject to the Company's Pay Recovery Policy in the same manner and on the same basis as other senior executives.

Effective with your employment, you are eligible to participate in the Senior Executive Severance Plan on the same basis and on the same terms as the Company's senior executives.

Effective with your employment, you will be eligible to participate in the Management Supplemental Death and Disability Plan, which provides for pre-retirement death benefits equal to two times your annual base salary, subject to all other terms and conditions of the Plan. Should you become disabled while employed by S&P Global, you shall be provided with a monthly disability income benefit, as defined under the Plan and reduced by certain plan-specified offsets, subject to all other terms and conditions of the Plan. Notwithstanding anything herein to the contrary, your participation in this plan will be on terms no less favorable than those provided to the Company's senior executive officers.

Please note that your offer of employment with S&P Global is contingent upon the successful completion of a background investigation, which will be administered by an independent third-party vendor, Sterling lnfosystems . The investigation will include employment and education verification, as well as a criminal history.

As a new hire, and annually thereafter you will be required to affirm that you have read and understand the S&P Global Code of Business Ethics (COBE). In addition, there are divisions of S&P Global that require affirmations to a Code of Conduct, or Code of Business Ethics and a Securities Disclosure Policy. The purpose of the Code of Conduct is to reflect the high-level principles that govern the conduct of its Credit Rating Activities . The purpose of the Codes of Ethics and the Securities Disclosure Policy are to establish guidelines reasonably designed to identify and prevent recipients from breaching any applicable fiduciary duties and to deal with other situations that may pose a conflict or potential conflict of interest. The Securities Disclosure Policy applies to employees and members of

S&P Global
55 Water Street
New York, NY 10041

their Immediate Family. Employees and members of their Immediate Family will be required to use a Designated Broker(s) for all Securities trading. Employees and their Immediate Family are required to pre-clear personal Securities trades and a 30 day hold policy applies . In addition, employees or Immediate Family members will not be permitted to hold Securities that may pose a conflict of interest or the appearance of a conflict, including Securities on specific global Restricted Lists. Any questions relating to the "Codes" or the Securities Disclosure Policy should be directed to the Compliance team at 212-438-4218.

This letter is not an offer of a contract of employment. It is the company's policy that all employment is "at-will". This means either the employee or the company may terminate employment for any reason at any time. No change in the "at-will" employment relationship is valid unless it is contained in a written agreement signed by an authorized officer of S&P Global.

Federal law requires U.S. employers to verify that all new employees are eligible to work in the United States pursuant to the Immigration Reform and Control Act of 1986. As a condition of your employment, as set forth by the Act, you will be required to provide proof of identity and employment authorization within three (3) days of your Start Date.

If you are a non-resident alien who requires sponsorship by S&P Global now or in the future, in order to accept or continue employment with us, we reserve the right to determine whether to pursue a nonimmigrant case on your behalf . Further, you should be aware that there is no guarantee that the government will approve any such case that we do file on your behalf. By accepting this offer, you represent that you are not aware of any circumstances that would make you ineligible for nonimmigrant status. Please note also that by sponsoring you for nonimmigrant work status, S&P Global is not committing to sponsoring you for permanent resident status.

Shortly before your start date, you will receive an email from S&P Global I-9 Services requesting that you set up an appointment to visit an I-9 center with appropriate forms of identification.

To help you learn more about the Company, you will receive an invitation to register for New Hire Orientation session shortly after your start date.

You represent that you are free to enter into an employment relationship with the Company and to perform the services required of you. You also represent that you have disclosed to the Company and provided copies of any agreement you may have with any third party (such as a former employer) which may limit your ability to work for the Company, or which otherwise could create a conflict of interest with the Company. You further represent that you are not bound by any non-competition, non disclosure, non-solicitation, or similar obligations, except for those contained in the written agreements you have provided to the Company. Finally, please understand that you are strictly prohibited from using or disclosing any confidential information or materials of any former employer or other third party to whom you have an obligation of confidentiality and from violating any lawful agreement that you may have with any third party.

S&P Global
55 Water Street
New York, NY 10041

Please note: You will receive an email requesting you to provide an e-signature to accept this offer. You must complete this step in order to move forward in the hiring process.

Ewout, we are looking forward to you joining our team. In the meantime, if you have any questions please do not hesitate to call me.

Sincerely,
Bryan Sherwood
VP Talent Acquisition
S&P Global
(212) 438-0153
bryan.sherwood@spglobal.com

CC:    France Gingras, Executive Vice President, Human Resources